Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Harvard Bioscience Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-53848) on Form S-8 of Harvard Bioscience Inc., and subsidiaries of our report dated February 15, 2002, with respect to the consolidated balance sheets of Harvard Bioscience Inc., and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit), cash flows, and comprehensive loss, for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Harvard Bioscience Inc., and subsidiaries.

Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) 141, “Business Combinations” and certain provisions of SFAS 142, “Goodwill and Other Intangible Assets” as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

KPMG LLP

Boston, MA 02110

March 29, 2002